NEWS RELEASE

FOR IMMEDIATE RELEASE

September 11, 2007

CBD Media Holdings LLC Commences Tender Offers for the

9.25% Senior Notes Due 2012 co-issued by CBD Media Holdings LLC and CBD Holdings Finance, Inc. and the 8.625% Senior Subordinated Notes Due 2011 co-issued by CBD Media LLC and CBD Finance, Inc.

Cincinnati, Ohio – CBD Media Holdings LLC (the “Company”) announced today that it has commenced cash tender offers (the “Offer to Purchase”) for any and all of the outstanding $100.0 million 9.25% Senior Notes Due 2012, CUSIP No. 12479YAB8 (the “Senior Notes”), co-issued by the Company and CBD Holdings Finance, Inc. and any and all of the outstanding $147.8 million 8.625% Senior Subordinated Notes Due 2011, CUSIP No. 12479WAB2 (the “Senior Subordinated Notes” and collectively with the Senior Notes, the “Notes”), co-issued by CBD Media LLC and CBD Finance, Inc.

In conjunction with the Offers (as defined below), the Company is also soliciting consents (the “Solicitations” and together with the Offer to Purchase, the “Offers”) to adopt proposed amendments to the relevant indentures under which the Notes were issued that would, among other things, eliminate substantially all restrictive covenants and certain event of default provisions. Any holder who tenders Notes pursuant to the Offers must also deliver a consent.

The Offers are being made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated September 11, 2007 (the “Statement”).  Holders who validly tender their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on Monday, September 24, 2007 (the “Consent Date”), unless extended at the sole discretion of the Company, will be eligible to receive the applicable Total Consideration (as defined below).

The “Total Consideration” to be paid for each Senior Note validly tendered on or prior to the Consent Date and accepted for payment, will be equal to a price per $1,000 principal amount of the Senior Notes that will be determined in accordance with standard market practice to the first call date at a fixed spread of 50 basis points over the yield based on the bid-side price of the 5% US Treasury Notes due July 31, 2008, determined as of 2:00 p.m., New York City time, on the Price Determination Date (as defined in the Statement) by reference to the relevant Bloomberg Government Pricing Monitor as displayed on page “BBT3.”  The “Total Consideration” for each $1,000 principal amount of Senior Subordinated Notes validly tendered on or prior to the Consent Date and accepted for payment is $1,045.63.  The applicable Total Consideration for each Note so tendered includes a consent payment of $30.00 for each $1,000 principal amount of Notes (the “Consent Payment”).  The Price Determination Date is currently expected to be Monday, September 24, 2007.

Holders whose valid tenders are received after the Consent Date, but on or prior to 12:00 midnight, New York City time, on Tuesday, October 9, 2007 (the “Expiration Date”), will be eligible to receive the applicable Total Consideration less the Consent Payment.  The Company expects to publicly announce the pricing information referred to above by press release on the business day following the Price Determination Date.  Holders of Notes who validly tender and do not validly withdraw their Notes in the Offers and are accepted for payment will also receive accrued and unpaid interesting respect of the Notes so accepted from the last interest payment date up to, but not including, the applicable settlement date, payable on the applicable settlement date.

Notes validly tendered on or prior to the Consent Date may be withdrawn, and Consents may be validly revoked, at any time on or prior to the Consent Date, but not thereafter.  A valid withdrawal of tendered Notes on or prior to such time will constitute the concurrent valid revocation of such Holder’s related Consent.  To revoke Consents delivered in connection with tendered Notes, Holders must withdraw the related tendered Notes.

The Company’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn and consents validly delivered, and not validly revoked, pursuant to the Offers, is subject to and conditioned upon the satisfaction of or, where applicable, the Company’s waiver of, certain conditions, including (1) the tender of at least a majority in aggregate outstanding principal amount of each class of such Notes, voting as a separate class, on or prior to the Consent Date (and, thereby, obtaining the requisite consents for the proposed amendments to the relevant indentures under which the Notes were issued), (2) the receipt of proceeds from a securitization transaction anticipated to be entered into by the Company and certain of its affiliates and (3) certain other general conditions, each as described in more detail in the Statement.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of tenders or consents with respect to, any Notes.  The Offers are being made solely pursuant to the Statement.

The Company has retained Lehman Brothers to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent for the tender offers and consent solicitations.  Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 431-9643 (toll free) or (212) 269-5550 (collect), or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.  Questions regarding the terms of the Offer to Purchase and Consent Solicitations should be directed to Lehman Brothers at (800) 438-3242 (toll free) or (212) 528-7581 (collect), attention: Liability Management Group.

About Us

CBD Media Holdings LLC is the parent of CBD Media LLC, which is the exclusive directory publisher for “Cincinnati Bell”-branded yellow pages in the greater Cincinnati metropolitan area. In 2006, CBD Media LLC published 16 directories (including yellow pages, white pages and specialty directories) and distributed approximately 3.4 million copies of these directories to businesses and residences. CBD Media LLC also offers integrated internet-based yellow pages services to its consumers through the CincinnatiBellYellowPages.com web site.  CBD Media Holdings LLC is an indirect, wholly owned subsidiary of Local Insight Media, L.P.

Forward-looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial results.

For further information, contact:

John P. Schwing

(513) 397-7422